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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We hereby consent to the use in this Registration Statement on Form S-3 of our report dated February 9, 2001 relating to the financial statements and financial statement schedules of Charles River Laboratories International, Inc., which appear in such Registration Statement. We also consent to the incorporation by reference of our report dated February 9, 2001 which appears in the Current Report on Form 8-K dated February 15, 2001, and our report dated March 29, 2000, relating to the financial statements and financial statement schedules, which appears in the Company's Anual Report on Form 10-K for the year ended December 25, 1999. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Boston, Massachusetts
February 15, 2001